UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RALCORP HOLDINGS, INC.

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RALCORP HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DEAR SHAREHOLDERS:

The 2009 Annual Meeting of Shareholders of Ralcorp Holdings, Inc. will be held at 8:30 a.m. local time, on Tuesday, January 27, 2009, at the Bank of America Plaza, 800 Market St., 26th floor, St. Louis, Missouri, 63101 for the following purposes:

•	To elect four directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm; and

•	To transact any other business that may properly be presented at the Annual Meeting.

If you were a shareholder of record at the close of business on November 21, 2008, then you may vote on these matters.

It is important that your shares be represented and voted at the Annual Meeting. Whether you plan to attend the Annual Meeting or not, we encourage you to vote in one of three ways:

•	USE THE INTERNET WEBSITE shown on the Proxy Card;

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the Proxy Card; or

•	MARK, SIGN, DATE, and PROMPTLY RETURN the Proxy Card in the postage-paid envelope provided.

By Order of the Board of Directors,

Charles G. Huber, Jr.

Secretary

November 26, 2008

RALCORP HOLDINGS, INC.

800 Market Street

St. Louis, MO 63101

PROXY STATEMENT

RALCORP HOLDINGS, INC.

PROXY STATEMENT FOR THE

2009 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why Am I Receiving These Materials?

The Board of Directors of Ralcorp Holdings, Inc. (“Ralcorp” or the “Company”) is soliciting proxies to be used at the 2009 Annual Meeting of Shareholders. This Proxy Statement and Proxy Card are being mailed to shareholders on or about December 22, 2008. A copy of Ralcorp’s Annual Report on Form 10-K containing financial statements for the fiscal year ended September 30, 2008 has been mailed with this Proxy Statement.

YOUR VOTE IS VERY IMPORTANT AND YOU ARE ENCOURAGED TO VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Where And When Is The Annual Meeting?

The Annual Meeting will take place at 8:30 a.m. local time, on Tuesday, January 27, 2009, at the Bank of America Plaza, 800 Market St., 26th floor, St. Louis, Missouri, 63101.

Who Can Vote?

Record holders of Ralcorp Common Stock on November 21, 2008 may vote at the Annual Meeting. On that date, there were 56,340,875 shares of Ralcorp Common Stock outstanding.

How Do I Vote?

Shares Registered In Your Name:

•	Vote by Internet. Go to www.investorvote.com, enter the information requested on your computer screen and follow the instructions provided.

•	Vote by Telephone. Using a touch-tone telephone, call 1-800-652-VOTE (8683) toll-free and follow the instructions provided.

•	Vote by Mail. Mark your Proxy Card, sign, date and return it in the postage-paid envelope provided.

•	Vote in Person. Attend the Annual Meeting and cast your vote there.

To vote by Internet or telephone, you will need your Voter Control Number located above your name on your Proxy Card. Internet and telephone voting are available twenty-four hours a day until 1:00 a.m. central time on Tuesday, January 27, 2009. Please do not return your Proxy Card if you vote by Internet or telephone.

Shares Held By Your Bank Or Broker:

If your Ralcorp Common Stock is held in the name of a bank or broker, you should follow the voting instructions you receive from your bank or broker. If you wish to attend the Annual Meeting and vote your shares in person, then you will need to bring an account statement or letter from your bank or broker indicating that you were the record holder of your shares as of November 21, 2008.

Shares Held In The Savings Investment Plan:

If you participate in the Company’s Savings Investment Plan (SIP) and are the record holder of Ralcorp Common Stock in exactly the same name as you are identified by in the SIP, then you will receive a single Proxy Card to vote all of your shares. If your SIP account is not in exactly the same name as your shares of record, then you will receive one Proxy Card for your SIP shares and one for your record shares.

If you own shares through the SIP and we have not received your vote by 5:00 p.m. eastern standard time on January 23, 2009, then the trustee will vote your shares in the same proportion as the shares that are voted on behalf of the other participants in the SIP. The trustee will also vote unallocated shares of Ralcorp Common Stock held in the SIP in direct proportion to the voting of allocated shares in the SIP as to which voting instructions have been received, unless doing so would be inconsistent with the trustee’s duties.

How Many Votes Are Needed?

If a quorum is represented at the Annual Meeting, then the following votes are required:

•	Election of Directors

A majority of shares entitled to vote and present (in person or by proxy) at the Annual Meeting must be voted “FOR” a nominee.

•	Ratification of Appointment of Independent Registered Public Accounting Firm

A majority of shares entitled to vote and present (in person or by proxy) at the Annual Meeting must be voted “FOR” the ratification of appointment of independent accountants.

•	Other Matters

Generally, a majority of the shares entitled to vote and present (in person or by proxy) at the Annual Meeting must be voted “FOR” such other matter(s). However, the Company does not know of any other matter that will be presented at this Annual Meeting.

How Can I Change My Vote?

You can change your vote in one of three ways:

•	Send in another later dated proxy, or vote again electronically after your original vote;

•	Notify Ralcorp’s Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	Vote in person at the Annual Meeting.

How Many Votes Do I Have?

You are entitled to cast one vote for each share of Ralcorp Common Stock you own on the record date. A majority of the outstanding shares entitled to vote must be present (in person or by proxy) in order to conduct the election of directors along with other matters in this Proxy Statement. Record holders can check the number of shares they own by contacting Computershare, the Company’s Transfer Agent, at 1-877-282-1169 or via the Internet at www.computershare.com.

What Constitutes A Quorum?

A majority of the outstanding shares entitled to vote at the Annual Meeting represented in person or by proxy constitutes a quorum.

How Are Votes Counted?

A Proxy Card marked “withhold” for a nominee or nominees acts as a vote against such nominee or nominees. A Proxy Card marked “abstain” on a matter will be considered to be represented at the Annual Meeting, but not voted for these purposes. Shares registered in the name of a bank, broker, or other “street name” agent, for which proxies are voted on some, but not all matters, will be considered to be represented at the Annual Meeting and voted only as to those matters marked on the Proxy Card.

All shares that are properly voted (whether by Internet, telephone, or mail) will be voted at the Annual Meeting in accordance with your instructions. If you sign the Proxy Card but do not give voting instructions, the shares represented by your Proxy Card will be voted as recommended by the Board of Directors.

If any other matters are properly presented at the Annual Meeting, the people named on the Proxy Card will use their discretion to vote on your behalf.

Important Notice Regarding the Availability of Proxy Materials

The notice of the meeting, this proxy statement and our 2008 annual report (which includes our annual report on Form 10-K for the year ended September 30, 2008) are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=102251&p=proxy.

We will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of our common stock. The costs of the solicitation will be borne by us.

What Does The Board Recommend?

The Board recommends you vote “FOR” the four nominees for director and “FOR” the ratification of appointment of independent registered public accounting firm.

ELECTION OF DIRECTORS

Item 1 on Proxy Card

Eleven members serve on the Board of Directors. The Board is currently divided into three classes, with one class consisting of five members and two classes consisting of three members. Directors for each class are elected at the Annual Meeting held in the year in which the term for their class expires. Messrs. Banks, Goodall, Micheletto and Skarie constitute the class whose term expires at the 2009 Annual Meeting.

The Board has nominated David R. Banks, Jack W. Goodall, Joe R. Micheletto and David P. Skarie for election as directors at the Annual Meeting, to serve until the 2012 Annual Meeting. Upon the election of Messrs. Banks, Goodall, Micheletto and Skarie, the Board will consist of two classes consisting of four members and one class consisting of three members.

Each nominee has agreed to serve and the Board does not contemplate that any of the nominees will be unable to stand for election. However, if any nominee becomes unable to serve before the Annual Meeting, then your Proxy Card will be voted for a person that the Board nominates in such nominee’s place, unless you have withheld authority to vote for all nominees. There are no family relationships among our directors and corporate officers.

Other directors not up for election this year will continue in office for the remainder of their terms or until their death, resignation or removal. Proxies may not be voted for a greater number of persons than the nominees listed beginning on page 4.

INFORMATION ABOUT RALCORP’S BOARD OF DIRECTORS

Biographical information on Messrs. Banks, Goodall, Micheletto and Skarie, and the directors continuing in office, is set forth below. Directors’ ages are as of December 31, 2008.

BILL G. ARMSTRONG—Continuing in office—Term expiring 2010

Age:	60
Director Since:	October 2004
Principal Occupation/ Recent Business Experience:	Mr. Armstrong served as Executive Vice President and Chief Operating Officer of Cargill Animal Nutrition from May 2001 to September 2004.
Other Directorships:	Energizer Holdings, Inc.

DAVID R. BANKS—Standing for election at this meeting for a term expiring 2012

Age:	71
Director Since:	May 2001
Principal Occupation/ Recent Business Experience:	Private equity investor.
Other Directorships:	Nationwide Health Properties, Inc.

JACK W. GOODALL—Standing for election at this meeting for a term expiring 2012
Age:	70
Director Since:	March 1994
Principal Occupation/ Recent Business Experience:	Private Equity Investor.
Other Directorships:	Rubio’s Restaurants, Inc.

KEVIN J. HUNT—Continuing in office—Term expiring 2011
Age:	57
Director Since:	October 2004
Principal Occupation/ Recent Business Experience:

Mr. Hunt has been Co-Chief Executive Officer and President of Ralcorp Holdings, Inc. since September 2003 and Chief Executive Officer of Bremner Food Group, Inc. since 1995, of Nutcracker Brands, Inc. since September 2003 and of The Carriage House Companies, Inc. since February 2008. Mr. Hunt has been employed with the Company since 1985.

DAVID W. KEMPER—Continuing in office—Term expiring 2011
Age:	58
Director Since:	October 1994
Principal Occupation/ Recent Business Experience:	Mr. Kemper has been Chairman, President and Chief Executive Officer of Commerce Bancshares, Inc. (bank holding company) since October 1991.
Other Directorships:	Tower Properties Company

RICHARD A. LIDDY—Continuing in office—Term expiring 2010
Age:	73
Director Since:	February 2001
Principal Occupation/ Recent Business Experience:	Private Equity Investor.
Other Directorships:	Energizer Holdings, Inc.

JOE R. MICHELETTO—Standing for election at this meeting for a term expiring 2012
Age:	72
Director Since:	January 1994
Principal Occupation/ Recent Business Experience:	Mr. Micheletto has been Vice-Chairman of the Board of Directors of Ralcorp Holdings, Inc. since September 2003. Mr. Micheletto served as Chief Executive Officer and President of Ralcorp Holdings, Inc. from September 1996 to September 2003. He has also been Chairman of the Board of Vail Resorts, Inc. since February 2006.
Other Directorships:	Energizer Holdings, Inc. and Vail Resorts, Inc.

J. PATRICK MULCAHY—Continuing in office—Term expiring 2010
Age:	64
Director Since:	October 2007
Principal Occupation/ Recent Business Experience:	Mr. Mulcahy has been Chairman of the Board of Directors of Energizer Holdings, Inc. since January 2007 and prior to that time served as Vice Chairman of Energizer Holdings, Inc. from January 2005 to January 2007. Mr. Mulcahy also served as Chief Executive Officer of Energizer Holdings, Inc. from 2000 to 2005.
Other Directorships:	Energizer Holdings, Inc., Solutia, Inc. and Hanesbrands, Inc.

DAVID P. SKARIE—Standing for election at this meeting for a term expiring 2012
Age:	62
Director Since:	October 2004
Principal Occupation/ Recent Business Experience:

Mr. Skarie has been Co-Chief Executive Officer and President of Ralcorp Holdings, Inc. since September 2003 and Chief Executive Officer of Ralston Foods since January 2002 and Post Foods since August 2008. Mr. Skarie has been employed with the Company since 1986.

WILLIAM P. STIRITZ, Chairman of the Board—Continuing in office—Term expiring 2010
Age:	73
Director Since:	January 1994
Principal Occupation/ Recent Business Experience:	Private equity investor. Mr. Stiritz was Chairman Emeritus of the Board of Energizer Holdings, Inc. (batteries) from January 2007 to May 2008. He served as Chairman of the Board from 2000 to January 2007 and Chairman of the Energizer Holdings, Inc. Management Strategy and Finance Committee from April 2000 to 2005.
Other Directorships:	Reliance Bancshares, Inc. and Vail Resorts, Inc.

DAVID R. WENZEL—Continuing in office—Term expiring 2011
Age:	45
Director Since:	October 2007
Principal Occupation/ Recent Business Experience:

Mr. Wenzel has served as Vice President Global Finance of Covidien Imaging Solutions since July 2008. He served as Chief Operating Officer of EFR Group (portfolio of small manufacturing companies) from October 2005 to 2008, and served as Chairman of Manna-Pro Corporation (manufacturer and marketer of animal feeds) from 2004 to 2006. Mr. Wenzel also served as Executive Director of Catholic Social Services of Southern Illinois from 2002 to 2005.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” MESSRS.

BANKS, GOODALL, MICHELETTO AND SKARIE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below indicates the holders of more than 5% of our common stock par value $0.01 per share. Upon the Post Foods acquisition on August 4, 2008, we issued approximately 30 million shares and therefore, the beneficial ownership below is calculated based on SEC filings made after August 4, 2008.

Beneficial Ownership of More than 5% of Ralcorp Common Stock

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of shares Outstanding	Notes
Neuberger Berman Management Inc. Neuberger Berman LLC 605 Third Avenue New York, NY 10158	3,538,902	6.294	Pursuant to schedule 13G filed on September 10, 2008, Neuberger Berman, LLC and Neuberger Berman Management Inc. both have shared power to make decisions whether to retain or dispose and vote the securities. Both companies are 100% owned subsidiaries of Neuberger Berman Inc. Both companies have sole voting power with respect to 2,033,424 shares, shared voting power for 682,500 shares and shared investment power for 3,538,902 shares.
FMR LLC 82 Devonshire Street Boston, MA 02109	6,344,445	10.537	Pursuant to schedule 13G filed on November 10, 2008, FMR LLC has sole voting power with respect to 1,211,144 shares and sole investment power with respect to 6,344,445 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the shares of Ralcorp common stock beneficially owned, as of November 21, 2008, by Ralcorp directors and executive officers. Except as noted, all such persons possess sole voting and investment powers with respect to the shares listed. An asterisk in the column listing the percentage of shares outstanding indicates that the person owns less than 1% of the common stock outstanding.

Directors & Executive Officers	Number of Shares(a)		Exercisable Options(b)	Total	% of Shares Outstanding
Bill G. Armstrong	2,000		20,781	22,781	*
David R. Banks	6,000		33,631	39,631	*
Jack W. Goodall	40,000		33,631	73,631	*
David W. Kemper	9,000		33,631	42,631	*
Richard A. Liddy	11,600	(c)	33,631	45,231	*
Joe R. Micheletto	303,047		13,070	316,117	*
J. Patrick Mulcahy	5,000		13,000	18,000	*
William P. Stiritz	586,921	(d)	245,621	832,542	1.5
David R. Wenzel	2,000		13,000	15,000	*
Kevin J. Hunt	63,666		131,427	195,071	*
David P. Skarie	57,173		151,154	208,196	*
Thomas G. Granneman	24,602	(e)	88,914	115,477	*
Richard R. Koulouris	32,125		46,052	78,177	*
Richard G. Scalise	30,000		5,500	35,500	*
Ron D. Wilkinson	31,792		72,693	104,486	*
All Directors and Executive Officers as a Group (18 people)	1,258,189		1,022,619	2,280,808	4.0

(a)	In addition to shares held directly, the number of shares includes the following:

•

Restricted Stock previously granted to Messrs. Hunt, Skarie, Granneman, Koulouris, Scalise and Wilkinson in 2004 and 2007. Restricted stock awards are valued by multiplying the closing market price of the common stock on the date of grant by the number of shares awarded. The Company pays dividends on shares of restricted stock at the same rate, if any, as paid to all shareholders. Dividends are held in an account bearing interest at the prime rate until restrictions lapse. The restrictions on the restricted stock awards lapse as follows: 2004 award—one-third on September 23 in 2011, 2012 and 2013; and 2007 award—one-third on March 30 in 2014, 2015 and 2016.

The number for Mr. Stiritz includes 10,462 shares of restricted stock, which become released from restrictions upon his leaving the Board.

•

Shares (or share equivalents) held indirectly in the SIP, Executive Savings Investment Plan (Executive SIP) and Deferred Compensation Plan for Key Employees. Shares in the SIP and Executive SIP are held in a separate fund in which participants acquire units. The fund also holds cash and short-term investments. The shares reported for a participant approximate the number of shares in the fund allocable to that participant and fluctuate due to the cash in the fund and the price of our common stock.

(b)	Shares that could be acquired by exercising stock options and stock appreciation rights through January 30, 2009. Options and stock appreciation rights granted to a director become exercisable upon that director’s termination, retirement, disability or death.

(c)	Includes 1,000 shares of common stock held in a joint account with spouse and 6,600 shares owned by the Joanne Liddy Revocable Trust where Mr. Liddy has sole investment power.

(d)	Includes 18,333 shares of common stock by Mr. Stiritz’s wife.

(e)	Mr. Granneman has shared voting and investment power with his wife with respect to 300 shares.

BOARD GOVERNANCE

The Board of Directors has adopted categorical independence standards based on the NYSE listing standards and the SEC rules and regulations as described in the Company’s Corporate Governance Guidelines (“Guidelines”) that are attached as Appendix A to this Proxy Statement and are available on the Company’s website at www.ralcorp.com/corporategovernance.htm or will be provided at no charge upon request sent to the Company’s Secretary at PO Box 618, St. Louis, MO 63188-0618, Telephone: 314-877-7046. The Guidelines contain the categorical standards the Board uses to make its determination as to the materiality of the relations of each of its directors.

The Board has determined, in its judgment, that the following nine non-employee directors are independent from management: Messrs. Armstrong, Banks, Goodall, Kemper, Liddy, Micheletto, Mulcahy, Stiritz and Wenzel are independent directors as defined in the NYSE listing standards and the SEC rules and regulations. Mr. Kemper has a business relationship with the Company as described under the heading “Certain Relationships and Related Transactions” on page 32 of this Proxy Statement. The Board and the Corporate Governance and Compensation Committee have determined, in their judgment and based on the criteria in the Guidelines, that the relationship between Mr. Kemper and the Company is immaterial and therefore should not preclude a determination of independence. Messrs. Armstrong, Liddy, Micheletto and Mulcahy serve as directors of Energizer Holdings, Inc. (“Energizer”) with Mr. Mulcahy serving as Chairman of the Board of Energizer. The Company, Energizer and Nestle Purina PetCare Company share in the common ownership of three aircraft. The joint ownership affords the Company the ability to share the acquisition expenses of the aircraft and costs not related to actual trips. Each of the owners incur the cost for their use of the aircraft and a pro rata portion of the fixed costs. In connection with the joint ownership of aircraft, no amounts are paid to Energizer and Energizer pays no amounts to the Company. As such, based on the criteria in the Company’s Corporate Governance and Compensation Committee Guidelines, the joint ownership does not preclude Messrs. Armstrong, Liddy, Micheletto, and Mulcahy from being independent.

The Guidelines also address qualifications for directors. Generally, the Guidelines provide that directors should have the skills, expertise, integrity and knowledge of the industries in which the Company operates, and other qualities, to enhance the long-term interest of shareholders. The Board will evaluate each individual in the context of the entire Board of Directors with the objective of assembling a Board of Directors that will enhance the success of the Company and promote the interests of stockholders. Annually (or more often, if necessary), the Corporate Governance and Compensation Committee reviews the qualifications and backgrounds of the directors and makes recommendations to the Board as to the directors to be nominated for election by the shareholders at the next annual meeting or to be appointed as directors between annual meetings of the shareholders. The Guidelines do not contain any specific limitations on a director’s ability to serve on boards or committees, including audit committees, of other organizations.

The Board has determined, in its judgment, that Messrs. Wenzel, Banks and Kemper qualify as an “audit committee financial expert” as defined by the SEC and that Messrs. Wenzel, Banks and Kemper have accounting and related financial management expertise within the meaning of the NYSE listing standards.

Generally, at each regularly scheduled meeting, the non-management directors meet without the presence of management. The independent directors meet without the presence of management and any non-independent director at least twice each year. When the Board meets without management, Mr. Stiritz, the Company’s Chairman, or the Chairman of the Board Committee then in session, act as the presiding director.

Information concerning the standing committees of the Board is provided below.

Audit Committee

The Committee’s primary responsibilities are to monitor and oversee (a) the quality and integrity of the Company’s financial statements and financial reporting, (b) the independence and qualifications of the Company’s independent auditors, (c) the performance of the Company’s independent audit, (d) the Company’s systems of internal accounting, financial controls and disclosure controls, and (e) the Company’s compliance with legal and regulatory requirements, codes of conduct and ethics programs.

The Audit Committee currently consists of seven directors. The Board has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Committee operates under a written charter, adopted by the entire Board, which is available on the Company’s website at www.ralcorp.com/corporategovernance.htm. The Audit Committee’s report is on page 31 of this Proxy Statement.

Corporate Governance and Compensation Committee

The Corporate Governance and Compensation Committee reviews and revises, as necessary, the Company’s Corporate Governance Guidelines. Criteria for Board membership is described in the Corporate Governance Guidelines attached as Appendix A. The Committee also recommends to the Board nominees for directors and executive officers of the Company. The Committee relies primarily on recommendations from management and members of the Board to identify director nominee candidates. However, the Committee will consider timely written suggestions from shareholders. Such suggestions and the nominees consent to being nominated, together with appropriate biographical information (including principal occupation for the previous 5 years, business and residential addresses, and education background), should be submitted in writing to the Secretary of the Company. Shareholders wishing to suggest a candidate for director nomination for the 2010 Annual Meeting should mail their suggestions to Ralcorp Holdings, Inc., PO Box 618, St. Louis, MO 63188-0618, Attn: Corporate Secretary. Suggestions must be received by the Secretary of the Company no later than August 25, 2009. The Committee also makes recommendations to the Board regarding CEO and other executive compensation and administers the Company’s Deferred Compensation and Incentive Stock Plans.

The Committee currently consists of eight directors. The Board has determined, in its judgment, that the Corporate Governance and Compensation Committee is comprised solely of independent directors as defined in the NYSE listing standards. The Committee operates under a written charter, adopted by the entire Board, which is available on the Company’s website at www.ralcorp.com/corporategovernance.htm. The Corporate Governance and Compensation Committee’s report on fiscal year 2008 executive compensation is on page 19 of this Proxy Statement.

Executive Committee

The Executive Committee which consists of Messrs. Hunt, Micheletto, Skarie and Stiritz may exercise all Board authority in the intervals between Board meetings, to the extent such authority is in compliance with the Corporate Governance Guidelines and does not infringe upon the duties and responsibilities of other Board committees.

Strategy and Financial Oversight Committee

The Strategy and Financial Oversight Committee was formed on November 20, 2008 and consists of Messrs. Hunt, Mulcahy, Skarie and Stiritz. The Strategy and Financial Oversight Committee was created in light of the Company’s increased size and anticipated complexity of future strategic transactions. The Committee periodically reviews financial and strategic matters with management during periods between Board meetings.

Communication with the Board

Shareholders and other parties interested in communicating directly with an individual director or with the non-management directors as a group, may do so by writing to the individual director or group, c/o Ralcorp Holdings, Inc., PO Box 618, St. Louis, Missouri 63188-0618, Attn: Corporate Secretary. The Board has directed that the Company’s Secretary forward shareholder communications to the Chairman of the Board and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding the governance or operation of the Company, the Secretary will use his discretion to refrain from forwarding the following: sales literature; defamatory material regarding the Company and/or its directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive and was addressed previously in some manner; and other correspondence unrelated to the Board’s corporate governance and oversight responsibilities.

Director Attendance at Annual Meeting

The Board has directed that the Company schedule, whenever practicable, a Board meeting and any Committee meetings on the same day as the Company’s Annual Meeting of Shareholders. The Board’s meetings on that day will be convened or adjourned to allow all directors who are physically present for the meetings to attend the Company’s Annual Meeting of Shareholders. The Company’s Corporate Governance Guidelines do not require the directors to attend the Annual Meeting. All members of the Company’s Board of Directors attended the 2008 Annual Meeting of Shareholders. Typically, the Company’s Annual Meeting is sparsely attended.

Code of Ethics

Our Standards of Business Conduct, applicable to all corporate officers and employees, sets forth the Company’s expectations for the conduct of business by officers and employees. The directors have adopted, and are required to abide by, the Directors Code of Ethics. Both documents are available on the Company’s website at www.ralcorp.com/corporategovernance.htm. In the event the Company modifies either document or waivers of compliance are granted to officers or directors, the Company will post such modifications or waivers on its website.

BOARD AND COMMITTEE SERVICE SUMMARY

Director	Board		Audit		Corporate Governance & Compensation		Executive		Strategy and Financial Oversight		Attended 75% or More of Board & Applicable Committee Meetings
Bill G. Armstrong	X		X		X						X
David R. Banks	X		X		X						X
Jack W. Goodall	X		X		X	*					X
Kevin J. Hunt	X						X		X		X
David W. Kemper	X		X		X						X
Richard A. Liddy	X		X		X						X
Joe R. Micheletto	X						X				X
J. Patrick Mulcahy	X		X		X				X		X
David P. Skarie	X						X		X		X
William P. Stiritz	X	*			X		X	*	X		X
David R. Wenzel	X		X	*	X						X
Meetings Held in FY 2008	10		9		6		4		*	*

*	Chair

**	The Strategy and Financial Oversight Committee was formed effective November 20, 2008 and no meetings have occurred as of November 26, 2008.

DIRECTOR COMPENSATION

All non-employee directors receive an annual retainer of $55,000. The Company’s Chairman receives a retainer of $70,000. The Chairmen of the Audit Committee and the Corporate Governance and Compensation Committee receive Chairman retainers of $10,000. Non-employee directors are paid $2,000 for each regular or special Board meeting, committee meeting, telephonic meeting and consent to action without a meeting and $1,500 for each regular or special committee meeting, telephonic meeting and consent to action without a meeting.

Upon the recommendation of the Corporate Governance and Compensation Committee, the Board of Directors increased the annual director retainer from $40,000 to $55,000 and the Board meeting fees from $1,500 to $2,000. The increase reflects the increased size and broad scope of issues for consideration by the Board as a result of the Post Foods transaction. The Committee reviewed a peer group analysis prepared by its consultant, Watson Wyatt. The peer group is listed in the Compensation Discussion and Analysis beginning on page 13.

We also pay the premiums on directors’ and officers’ liability and travel accident insurance policies insuring directors. We reimburse directors for their expenses incurred in connection with Board meetings. On occasion, the Company provides directors with ski resort accommodations that the Company owns in Colorado. Non-employee directors also receive annual stock-based compensation. All awards vest at the director’s termination, retirement, disability or death.

In addition, certain members of the Board receive the following:

Chairman of the Board

•	Restricted stock grant with a fair market value of $50,000 each January.

•	10,000 stock appreciation rights shares each September.

•	Personal use of Company aircraft for the year ended September 30, 2008, the cost (on a variable basis and including gross-up on income taxes) to the Company for such use was $111,773.

Vice-Chairman of the Board

•	3,000 stock appreciation rights each September.

•	Reimbursement of reasonable office expenses (in fiscal 2008 the amount was less than $3,000).

Other Non-Employee Directors

•	3,000 stock appreciation rights each September.

Ralcorp also authorized the increase in the number of annual stock appreciation rights granted to directors from 2,500 to 3,000 and eliminated the practice of granting 10,000 stock appreciation rights upon a director’s initial appointment to the Board. These adjustments were made based upon the peer group analysis referenced above. These changes went into effect during fiscal 2008.

In order to encourage ownership of company stock by non-employee directors, Ralcorp requires that any Company common stock acquired as a result of option or stock appreciation rights exercises must be held until the director’s retirement or other termination of directorship. In addition, retainers and fees paid in shares of Company stock and deferred under the Deferred Compensation Plan for Non-Management Directors are required to be held as Company stock until the director’s retirement or other termination of directorship. At that time, the shares are then free to be sold or transferred at the director’s request.

Under Ralcorp’s Deferred Compensation Plan for Non-Management Directors, any non-employee director may elect to defer, with certain limitations, their retainer and fees. Deferrals may be made in common stock equivalents in an Equity Option or may be made in cash into a number of funds operated by The

Vanguard Group Inc. with a variety of investment strategies and objectives. Deferrals in the Equity Option receive a 33 1/3% Company matching contribution. In order to encourage director ownership of company stock, matching contributions made after October 1, 2008 do not vest until after five years of investment or upon the directors resignation. The Equity Option mirrors the performance of the Company’s common stock. Deferrals are paid in cash upon leaving the Board in one of three ways: (1) lump sum payout; (2) five-year installments; or (3) ten-year installments. For calendar year 2008, all non-employee directors elected to defer their retainers and fees into the Equity Option.

On November 20, 2008, the Board approved a change to the vesting provisions for all past and future stock appreciation rights and stock options granted to the non-employee directors to allow exercise beginning three years after the date of grant. However, once exercised into Company common stock, the stock may not be sold or transferred until the director retires or terminates his directorship on the Board.

On September 25, 2008, the Board authorized Ralcorp to enter into a consulting agreement with the Chairman of the Board, William P. Stiritz. The consulting agreement becomes effective on the day Mr. Stiritz retires from the Board and continues annually thereafter for as long as he provides consulting services to Ralcorp. Under the terms of the consulting agreement, Mr. Stiritz will provide fifty hours of consulting services each year and will receive thirty hours of flight time per year on Company owned or chartered aircraft. In addition, for the duration of the consulting agreement, Mr. Stiritz will be subject to a non-compete provision limiting his involvement with any company whose products or activities compete with the products and activities of Ralcorp.

The following table sets forth the compensation paid to non-management directors for fiscal year 2008, other than reimbursement for travel expenses.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	All Other Compensation ($) (g) (1)		Total ($) (h)
Bill G. Armstrong	76,000	—	121,002	25,331		222,333
David R. Banks	65,833	—	63,754	21,932		151,519
Jack W. Goodall	86,000	—	63,754	28,664		178,418
David W. Kemper	76,000	—	125,142	25,331		226,473
Richard A. Liddy	73,000	—	46,521	24,331		143,852
Joe R. Micheletto	62,500	—	63,754	20,831		147,085
J. Patrick Mulcahy	67,000	—	107,366	22,331		196,697
William P. Stiritz	100,000	50,022	155,071	145,103	(2)	450,196
David R. Wenzel	75,167	—	139,945	25,053		240,165

(1)	This amount represents the 33 1/3% Company match on deferrals in the Equity Option account under the Company’s Deferred Compensation Plan for Non-Management Directors.

(2)	This includes $111,773 cost of Company airplane for personal use calculated on a variable basis and including gross-up on income taxes.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Ralcorp’s Corporate Governance and Compensation Committee (the “Committee”) consists entirely of independent directors. It approves direct and indirect compensation of all executive officers including the named executive officers, and administers and makes awards under the Company’s Amended and Restated 2007 Incentive Stock Plan. The officers included in the Summary Compensation Table on page 20 are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives

The Company’s corporate officer compensation program is designed to provide a total compensation package that will attract, retain and motivate our corporate officers. Further, the Committee believes corporate officer compensation should be linked to creating shareholder value through granting of long term stock awards. The Committee’s intent is to provide overall cash compensation packages that have a greater “at risk” element than competitive norms, i.e., salaries below industry medians, augmented by performance-based annual cash bonuses and long-term stock and cash awards which, in the aggregate, may permit recipients to achieve total compensation packages exceeding medians. The total compensation package is designed to reward all corporate officers for improved shareholder value, compensate corporate officers for services performed during the fiscal year and provide an incentive to remain employed with the Company. At present, the Committee believes maintaining compensation of the Company’s Co-Chief Executive Officers, Messrs. Hunt and Skarie, (the “Co-CEOs”) at similar levels is important to ensure retention of both Co-CEOs. The Committee generally reviews executive officer compensation including salaries, bonuses and any long-term compensation each September near the end of the Company’s fiscal year.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the Named Executive Officers. The Committee reviews its compensation philosophy and objectives during the fiscal year. Prior to the Committee’s September meeting, the Company’s corporate human resources group reviews published compensation surveys and publicly disclosed compensation information reported by entities within the peer group described below. The human resources group then uses the information to develop compensation ranges (salaries, bonus awards and stock awards) for positions similar to those held by the Company’s Named Executive Officers that meet our compensation philosophy. The group recommends annual adjustments to salaries for each officer ensuring that salaries are designed to take into account competitive practices at peer companies as well as cost of living increases. The Company’s Co- CEOs review the recommended annual salary adjustments and the range of bonus and stock based compensation gathered by the human resources group. The Co-CEOs provide to both the Committee’s Chairman and Watson Wyatt Worldwide (“Watson Wyatt”), the Committee’s compensation consultants, recommendations of salary adjustments, annual bonus payments and stock based awards for the Named Executive Officers, including the Co-CEOs. The recommendations are designed to reflect the Committee’s above stated compensation philosophy. Recommendations regarding the Co-CEOs salary adjustments were based on estimates of cost-of-living adjustments. Any further adjustments are made (if any) by the Committee based on Company profit performance or business unit performance. Prior to making compensation recommendations to the entire Committee, the Co-CEOs review the proposed compensation recommendations, including the input of Watson Wyatt, with the Committee’s Chairman. At the September Committee meeting, the Co-CEOs also review with the Committee the performance of each corporate officer. The Committee reviews the performance of the Co-CEOs in their absence. The Committee has the full authority to exercise its discretion in modifying any recommended adjustments or awards to Named Executive Officers.

Compensation Analyses

The Committee retained Watson Wyatt as independent advisor four years ago and each year, the Committee chairman has requested them to review the recommendations with respect to cash compensation and long-term incentive compensation. The Company’s Vice President of Human Resources interviewed several firms who had demonstrated experience advising compensation committees. He reviewed the firms’ qualifications with the Committee’s Chairman and together, agreed that Watson Wyatt would provide the Committee with the services desired. The Committee’s Chairman communicates directly with Watson Wyatt regarding their analyses.

For fiscal 2008, Watson Wyatt confirmed that total direct compensation (salary, bonus and present value of stock appreciation rights grants) for Named Executive Officers was at market median levels (using the peer group identified in this report and published survey data) based on our fixed grant share approach as discussed below in Long-Term Compensation. With respect to the Co-CEOs, the analysis compared their total direct compensation against that of the chief executive officers and chief operating officers at other companies using published data and an average of the first and second highest paid individuals against the peer group. Data from the peer group was also used by the Co-CEOs with respect to recommended compensation for the corporate officers.

The peer group was composed of nineteen U.S.-based public companies in the food and consumer packaged goods industries with a median revenue of approximately $3.5 billion. The peer group was modified from last year due to Ralcorp’s increased size based on the Post Foods acquisition. The twelve companies were: TreeHouse Foods Inc.; Church & Dwight Co. Inc.; UST Inc.; Flowers Foods, Inc.; The J.M. Smucker Company; Corn Products Intl Inc.; McCormick & Co.; Seaboard Corp.; Brown-Forman Corp.; Campbell Soup Co.; Constellation Brands, Inc.; Del Monte Foods Co.; Energizer Holdings, Inc.; The Hershey Co.; Hormel Foods Corp; Newell Rubbermaid Inc.; Spectrum Brands, Inc.; The Clorox Co.; and WM Wrigley Jr. Co, The peer group review confirmed that salaries of the Co-CEOs and the Named Executive Officers were generally below the median of the salary compensation paid to executives within the peer group performing similar functions as those of the Company’s Named Executive officers. The at-risk elements of compensation (cash bonuses and stock appreciation rights) allowed the Co-CEOs and the Named Executive Officers to earn compensation that when combined with salaries could generate total compensation at or higher than (depending on improvements in the Company’s share price) the median levels and would reflect the Company’s long-term improved performance. The approximate cost of Watson Wyatt’s services in 2008 related to officer compensation was $20,586 and an additional $36,589 was paid for director compensation review services.

Elements of Ralcorp’s Compensation Program

The Company’s compensation program is comprised of the following:

•	Base salary;

•	Annual bonuses;

•	Long-term compensation;

•	Deferred compensation; and

•	Perquisites.

Base Salary

In addition to relying on compensation analyses, when setting salaries the Committee reviews the performance during the course of a fiscal year of each Named Executive Officer. The factors considered include: profitability of business unit managed, individual performance, quality of business plans presented to the Board and ability to manage business units when faced with competitive or operating challenges. The Committee also recognizes that Named Executive Officers with more experience in a position should be paid more than other Named Executive Officers in similar positions. For example, Mr. Scalise earns a higher base salary than similarly situated Named Executive Officers in the Company because he has more experience in his position as President of a business unit. For non-operating corporate vice presidents and the Co-CEO’s, overall company performance over the previous fiscal year was considered. The Committee attempts to set base salary levels at or below the median level for executives holding positions of similar responsibility and complexity at corporations as reflected in public filings and published surveys. In addition, since a key element of the Company’s growth has been successfully integrating acquisitions, with respect to the Co-CEOs, the Committee considers their leadership in connection with identifying acquisition opportunities and integrating past acquisitions. See the Summary Compensation Table for the 2008 base salary of the Named Executive Officers.

Annual Bonuses

On September 25, 2008, the Committee awarded cash bonuses to all of the Named Executive Officers for the Company’s 2008 fiscal year. The amount of each bonus was based on the following factors: officer’s total compensation package; financial performance of the officer’s business unit relative to the business plan (including such measures as sales volume, revenues, costs, cash flow and operating profit); Company financial performance (including the measures of business unit operating profit with respect to division presidents and earnings per share for the Co-CEOs and Named Executive Officers who are in corporate roles, excluding the impact of losses or gains on forward sale contracts on the Company’s ownership in Vail Resorts); the officer’s individual performance (including the quality of strategic plans, organizational and management development, participation in evaluations of potential acquisitions and similar manifestations of individual performance); and the business environment for the officer’s business unit. The Committee considered recommendations of the Co-CEOs, which were based on bonus targets set prior to the beginning of the fiscal year. For the Co-CEOs, the target was 100% of base salary. For the Named Executive Officers the target goal was 50% of their base salary. The bonus targets were set at levels the Committee deemed appropriate in light of its compensation philosophy.

After reviewing the factors identified above, the Committee approved individual bonuses based on the Committee’s subjective judgment and discretion. With respect to the Co-CEOs and any Named Executive Officers who are in corporate functions, the determination of bonus amounts was made by giving equal weight to the Company performance factors set forth above (with earnings per share given more weight) and the Committee’s assessment of the Co-CEO’s individual performance (with identifying, negotiating and overseeing integration of acquisitions given the most weight). For Named Executive Officers who oversee an operating group the Committee gives substantially more weight to business unit performance than overall Company performance.

The recent acquisition of Post Foods from Kraft Foods Inc which was finalized on August 4, 2008, and required material management time and focus in addition to their other job responsibilities was also weighed in determining bonuses for 2008 and salaries for 2009. In particular, for the Co-CEO’s, Mr. Granneman, Mr. Wilkinson who oversaw the integration during acquisition and Mr. Koulouris who took on additional responsibility in 2008. Mr. Scalise’s responsibilities for the Frozen Bakery Products unit were not affected by the Post Foods transaction so his bonus was based on his business unit’s performance.

The bonuses granted were not based on a strict adherence to budgeted financial performance levels. The final cash incentives as granted to the Named Executive Officers resulted in total cash compensation (salary plus bonus) estimated to be below Ralcorp’s targeted positioning (60th percentile), and generally falling at or below the published survey median. Please see the Summary Compensation Table for cash bonuses granted to each Named Executive Officer.

Long-Term Compensation

Ralcorp’s long-term compensation program is comprised of long-term equity compensation and long-term cash compensation. Long-term equity compensation currently consists of stock options, restricted stock awards and stock appreciation rights.

•

Stock options entitle the recipient to purchase a specified number of shares of the Company’s common stock after a specified period of time at an option price, which is equal to the fair market value of the common stock at the time of grant. The Committee ceased granting stock options to officers in 2004.

•

Restricted stock awards were granted in 2004 and 2007 and provide the awardee with a long-term incentive. The restricted stock awards provide for a one-third vesting in years seven, eight and nine from the date of grant. Since vesting of these restricted awards are over a period of seven to ten years from the grant date, the awards were not considered when reviewing total compensation compared to a peer or published survey data.

•

Stock appreciation rights are based on a set number of shares, and upon exercise, grantees receive the number of shares equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes. The 2008 stock appreciation rights vest at the rate of one-third of each grant in years 2011, 2012 and 2013.

Long-term cash compensation consists of one long-term cash incentive award. The award provides potential cash payments of $2.4 million for each Co-CEO and $1.2 million for each corporate officer. The award would be paid on December 30, 2010 if the Company’s stock price maintained an average closing price of $85 for twenty consecutive trading days between June 1 and December 31, 2010. If the stock’s average price is below $85 but above $80, there would be a graduated payout between 50% of the incentive at an $80 stock price to 100% at $85. For further details see the Grants of Plan Based Awards Table.

The previous stock option grants and current practice of granting stock appreciation rights ensure a corporate officer’s compensation is linked directly to shareholder value since the officer receives no benefit from the option or appreciation right unless all shareholders have benefited from an appreciation in the value of the common stock. In addition, since all stock-based incentive awards vest serially over a period of time after the date of grant (usually three to six years), they enhance the ability of the Company to retain the corporate officer while encouraging the corporate officer to take a longer-term view on decisions impacting the Company. All stock-based compensation will vest upon a change in control, normal retirement at age 62 or age 64 (depending on awardee’s age at the time of grant), death, disability, or an involuntary termination as defined in the relevant award agreement.

Stock appreciation rights were awarded on September 25, 2008. The amount of shares has remained relatively consistent over the last several years. The Committee does not adjust award amounts when the associated compensation expense of an award changes each year. Instead, the Committee maintains a constant number of awards year to year. Maintaining the level of awards rather than decreasing the award level when compensation expense increases along with the Company’s share price, ensures recipients are incented to drive long-term increases in our share price.

The exercise price of stock appreciation rights is set at the New York Stock Exchange composite closing price for the Company’s stock on the grant date. No stock appreciation rights (or stock options) have been granted below the closing price of the Company’s stock price on the grant date. All such awards are priced only on the grant date. Typically, stock appreciation awards are granted annually on the last Board of Director meeting of the fiscal year, usually in September in connection with a review of the Company’s annual performance.

The successful transition and performance of Post Foods and the continued positive performance of the remaining Ralcorp business units have the potential to create significant value for the Company. Therefore, in fiscal 2008, the Board also approved a long-term cash incentive award for corporate officers to be awarded in fiscal 2010. The incentive provides a cash-based incentive tied to stock price improvements driven by the successful integration of the Post Foods acquisition and continued improvement of existing business units. The award is designed to link management’s performance with share price targets during a two-year period. In addition, if the officer defers at least 50% of the incentive payout into Company common stock, they can receive a 33 1/3% match. To encourage retention and further share price improvements, the Company match does not vest until after five years.

For details on award grants to each Named Executive Officer, see the Grants of Plan-Based Awards Table below and the Outstanding Equity Awards at Fiscal Year-End Table below.

Deferred Compensation & Retirement Plans

Retirement Plan

The Ralcorp Retirement Plan may provide pension benefits in the future to the Named Executive Officers. Executive officers (and other eligible employees) become vested after five years of service. In December 2003, the Company froze the level of vested pension benefits for administrative employees, including the Named Executive Officers. Therefore, accruals under the plan have ceased but employees hired before 2003, including most of the Named Executive Officers will receive benefits upon retiring to the extent accrued prior to December 2003. Company retirement is set at age 65.

To the extent an officer’s frozen annual retirement income benefit under the Plan exceeds limits imposed by the Internal Revenue Code, the amount in excess will be payable under the Company’s non-qualified, unfunded, non-contributory Supplemental Retirement Plan. See the Pension Benefits Table below for amounts payable to Named Executive Officers upon retirement.

Deferred Compensation

The Company maintains a non-qualified compensation plan which permits the deferral of all or part of an eligible employee’s bonus and up to 50% of their annual salary. Income taxes on the amounts deferred and any investment gains are deferred until distributed. Participation in the plan is not limited to Named Executive officers.

The Company will match up to 100% of the first 6% of pay that is contributed to the Savings Investment Plan and the Deferred Compensation Plan. Generally, contributing to the Deferred Compensation Plan begins when tax code limits are met under the Savings Investment Plan. A number of investment funds are available as “benchmark” investment options. Amounts contributed continue to grow on a tax-deferred basis until distributed. We do not guaranty the rate of return of any fund. As with any deferred compensation plan, there are restrictions on deferral and distribution elections as well as potential financial exposure to changes in the Company’s financial health. These plans allow corporate officers to accumulate funds for retirement. See the Non Qualified Deferred Compensation Table below for further information.

Perquisites

Other Benefit Plans

The Company provides corporate officers with perquisites and other personal benefits that the Company and Committee believe are reasonable and consistent with the Committee’s overall compensation philosophy. These benefits help retain and attract superior employees for key positions. The Committee reviews the levels of perquisites and other benefits periodically.

In the event of death of a retired Named Executive Officer, eligible beneficiaries will be provided a death benefit in an amount equal to 50% of the earnings recognized under the Company’s benefit plans for the officer during the last full year of employment. This benefit is not presently insured or funded.

In addition, the Executive Long-Term Disability Plan would provide benefits to the Named Executive Officers in the event they become disabled. The Long-Term Disability Plan, which is available to certain regular employees of the Company and in which officers must participate at their own expense in order to be eligible for the Executive Long-Term Disability Plan, imposes a limit of $10,000 per month (60% of a maximum annual salary of $200,000) on the amount paid to a disabled employee. The Executive Long-Term Disability Plan will provide a supplemental benefit equal to 60% of the difference between the corporate officer’s previous year’s earnings recognized under the Company’s benefit plans and $200,000, with appropriate taxes withheld. The supplemental benefit is grossed up for income taxes.

The Company’s Executive Health Plan provides eligible employees and their eligible dependents with supplemental health insurance coverage. The Executive Health Plan provides reimbursement for up to $10,000 per illness annually, for covered out-of-pocket expenses not reimbursed by a Company sponsored health plan. The Committee believes this encourages the corporate officers to proactively address health issues. The Named Executive Officers are also eligible for an annual Company-paid physical exam.

The Named Executive Officers are entitled to receive reimbursement for eligible financial planning, tax and estate planning. The first year’s allowance is $7,500 ($10,000 for CEO’s) with subsequent annual allowances of $5,000 ($6,000 for CEO’s). The benefit is provided for the executives given our belief that good financial planning and tax preparation by a professional reduces the time and attention the executive would otherwise spend on their personal financial affairs and affords them more time to focus on their executive responsibilities with Ralcorp.

Occasionally the Named Executive Officers and other corporate officers use Company-owned condominiums in Colorado for personal use; all income taxes for such use are paid for by the officer. In addition, the Company has fractional ownership in a corporate aircraft in which spouses and immediate family members may travel with the Named Executive Officer for business related trips. Travel by family members is subject to tax gross-ups and discussed in the Summary Compensation Table where applicable. The Company’s officers do not use the corporate aircraft for personal use.

Agreements

The Company has entered into Management Continuity Agreements with all corporate officers including the Named Executive Officers. The agreement promotes stability and continuity of senior management in the event of an actual or anticipated change of control of the Company. The Board authorized these agreements in recognition of the importance to the Company and its shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly designed change in control agreement protects shareholder interest by providing (i) incentives to remain with the company despite uncertainties while a transaction is under consideration or pending (ii) assurance of severance benefits for terminated employees and (iii) access to equity components of total compensation after a change in control.

Under the agreements, stock options, stock appreciation rights and restricted stock all become 100% vested upon a change in control based on the Committee’s view that the company that made the original equity grant may no longer exist after a change in control and officers should not be required to have the fate of their outstanding equity tied to a new company’s performance. This allows the officer to emerge from a change of control situation as close to whole as possible without creating a windfall.

Information regarding payments under the agreements for the Named Executive Officers is provided on the Potential Payments upon Termination Table below.

Deductibility of Certain Executive Compensation

A feature of the Omnibus Budget Reconciliation Act of 1993 sets a limit on deductible compensation of $1,000,000 per person, per year for the Chief Executive Officer and the next four highest-paid executives. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may, in the exercise of its judgment, approve payment of compensation from time to time that may not be fully deductible. The Committee believes this flexibility will enable it to respond to changing business conditions, or to an executive’s exceptional individual performance. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE REPORT

The Corporate Governance and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Corporate Governance and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

J. W. Goodall—Chairman	D. R. Banks	R. A. Liddy	W. P. Stiritz

B. G. Armstrong	D. W. Kemper	J. P. Mulcahy	D. R. Wenzel

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows information about the compensation of Ralcorp’s Co-Chief Executive Officers, the chief financial officer, and the three most highly compensated officers who were serving as executive officers at September 30, 2008. Certain columns have been omitted where inapplicable.

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)(1)	Changes in Pension Value and Non- qualified Deferred Compensation Earnings ($) (h)(2)	All Other Compensation ($) (i)(3)	Total ($) (j)

K. J. Hunt Co-CEO & President	2008	500,000	550,000	—	1,778,250	—	105,969	2,934,219
	2007	470,000	467,500	1,929,000	1,590,000	21,515	56,250	4,534,265

D. P. Skarie Co-CEO & President	2008	500,000	550,000	—	1,778,250	—	94,028	2,922,278
	2007	470,000	467,500	1,929,000	1,590,000	39,541	56,250	4,552,291

T. G. Granneman VP & Controller	2008	253,600	146,500	—	592,750	—	18,386	1,011,236
	2007	245,000	123,000	771,600	477,000	6,395	15,055	1,638,050

R. R. Koulouris VP & President of Bremner Food Group, Inc., The Carriage House Companies, Inc. and Nutcracker Brands, Inc.	2008	266,500	185,000	—	592,750	—	46,369	1,090,619
	2007	252,200	183,000	964,500	530,000	7,811	26,112	1,963,623

R. G. Scalise VP & President of Frozen Bakery Products	2008	355,000	145,000	—	592,750	—	46,458	1,139,208
	2007	340,550	157,250	964,500	530,000	—	40,308	2,032,608

R. D. Wilkinson VP & President Ralston Foods	2008	283,250	196,500	—	592,750	—	13,808	1,086,308
	2007	272,633	146,600	964,500	530,000	9,751	12,271	1,935,755
(1)	The Company granted annual stock appreciation rights on September 25, 2008. See footnote 17 in our Annual Report on Form 10-K for assumptions made in valuing the stock appreciation rights.

(2)	Amounts would normally reflect the present value of the Named Executive Officers benefits under the Ralcorp Pension Plan and the Supplemental Executive Retirement Plan. However, the present value amounts were negative for fiscal year 2008 as follows: Mr. Hunt - ($50,617); Mr. Skarie - ($18,195); Mr. Granneman - ($ 9,165); Mr. Koulouris - ($43,591) and Mr. Wilkinson - ($16,673). Note that the pension plans are frozen but each year the present value of the accrued pension increases actuarially because it is calculated (discounted) based on a shorter period of time between the end of each fiscal year and the assumed commencement of pension benefit payments.

(3)	Amounts shown in the “All Other Compensation” column include the sum of the following:
(a)	As discussed in the Compensation Discussion and Analysis section, the company provides certain perquisites to the Named Executive Officers as follows (i) Company paid Executive Health premiums and medical exam as follows: Mr. Hunt - $6,166; Mr. Skarie - $5,187; Mr. Koulouris - $3,063 and Mr. Scalise - $16,451; (ii) Company paid cost of financial planning as follows: Mr. Hunt - $11,345; Mr. Skarie - $3,049; Mr. Koulouris - $3,413 and Mr. Scalise - $4,000; (iii) cost of spousal accompaniment on business trips (calculated on a variable basis and including the tax gross-up) Mr. Hunt - $21,363; Mr. Skarie - $10,526; Mr. Koulouris - 11,478 and (iv) $4,095 for personal use of company condominium by Mr. Hunt; $12,266 by Mr. Skarie and $1,325 by Mr. Koulouris. The incremental cost of use of the Company aircraft is calculated based on the variable costs of the Company including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as allocated pilot salaries and the cost of maintenance not related to trips are excluded.

(b)	Amounts of Company Matching Contributions or Accruals to the Company’s Savings Investment Plan (SIP) and Executive SIP. The amounts contributed are as follows: Mr. Hunt - $63,000; Mr. Skarie - $63,000; Mr. Granneman - $18,386; Mr. Koulouris - $27,090; Mr. Scalise - $26,007; and Mr. Wilkinson - $13,808.

Grants of Plan-Based Awards Table

The table below displays grants of equity awards in fiscal 2008 to the Named Executive Officers. There were no grants made under Incentive Plans.

Name	Grant Date (1)	Estimated Future payouts Under Non-Equity Incentive Plan Awards(2)
		Threshold ($)	Target ($)	Maximum ($)	All other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
K. J. Hunt Co-CEO & President	SAR 9/25/08	0	2,400,000	2,400,000	75,000	66.07	SAR - 1,778,250
D. P. Skarie Co-CEO & President	SAR 9/25/08	0	2,400,000	2,400,000	75,000	66.07	SAR - 1,778,250
T. G. Granneman VP & Controller	SAR 9/25/08	0	1,200,000	1,200,000	25,000	66.07	SAR - 592,750
R. R. Koulouris VP & President of Bremner Food Group, Inc., Nutcracker Brands, Inc. and The Carriage House Companies, Inc.	SAR 9/25/08	0	1,200,000	1,200,000	25,000	66.07	SAR - 592,750
R. G. Scalise VP & President of Frozen Bakery Products	SAR 9/25/08	0	1,200,000	1,200,000	25,000	66.07	SAR - 592,750
R. D. Wilkinson VP & President of Ralston Foods	SAR 9/25/08	0	1,200,000	1,200,000	25,000	66.07	SAR - 592,750
(1)	On September 25, 2008, the directors approved the grant of Stock Appreciation Rights (SAR) under Ralcorp’s 2007 Incentive Stock Plant to corporate officers including the above Named Executive Officers as discussed in the Long Term Equity Compensation Table. One third of the SAR awards become exercisable on September 25 in the following years: 2011, 2012, and 2013.

(2)

On September 25th, the Board also approved the long term incentive award as discussed in the Compensation Discussion and Analysis section under Long Term Compensation. The long term incentive award provides for awards to be made in fiscal 2010. The incentive opportunity would be $2.4 million for each Co-CEO and $1.2 million for other corporate officers including the Named Executive Officers. The award would be paid if the Company’s stock price maintained an average closing price of at least $85.00 for twenty consecutive trading days between June 1 and December 31, 2010. If during the June 1 – December 31, 2010 time period the stock’s average price is below $85.00 but the highest average closing sale price of the stock was between $80.00 and $84.99 for twenty consecutive trading days during the above period, the award will be paid as follows using the highest average closing sale price achieved during any twenty consecutive trading days during the period:

Average Closing Price of Stock	Percentage of Award Target Paid
$80.00-$80.99	50%
$81.00-$81.99	60%
$82.00-$82.99	70%
$83.00-$83.99	80%
$84.00-$84.99	90%

If the award is not paid by December 30, 2010, it expires unless extended in the event of a pending change in control. In the event of a change in control, any award under the long term incentive plan will be payable at 100% of the incentive opportunity if the price of the stock is at least $85 at the occurrence of a change in control; or at 50% of the incentive opportunity if the price of the stock is less than $85 at the occurrence of a change in control. The incentives would vest at 100% upon the death or total and permanent disability of an officer. In the event the officer voluntarily terminates his employment prior to December 30, 2010, the award would terminate and no amounts would be payable thereunder. In the event the Officer is involuntarily terminated, other than for cause, the award would be paid only if the termination occurred between June 1-December 31, 2010 and the threshold for payment had been met at the time of termination. The officer may defer at least 50% of any award into the Company common stock fund and be eligible for a 33 1/3% Company matching contribution. The matching contribution become vested after deferred amounts remain in the Company stock fund for five years.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information on exercisable and unexercisable options and unvested stock awards held by the Named Executive Officers on September 30, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
K. J. Hunt Co-CEO & President	23,206 28,343 23,132 25,702 23,333 0 0 0	(1) (2) (3) (4) (6) (7) (9) (10)	0 0 7,711 25,703 46,667 75,000 75,000 75,000	18.00 24.41 23.37 31.42 42.00 48.99 56.56 66.07	2/25/2011 1/30/2012 1/29/2013 2/4/2014 9/28/2015 9/27/2016 9/26/2017 9/24/2018	30,000 30,000	(5) (8)	2,022,300 2,022,300
D. P. Skarie Co-CEO & President	11,646 28,787 30,843 23,132 25,702 23,333 0 0 0	(11) (1) (2) (3) (4) (6) (7) (9) (10)	0 0 0 7,711 25,703 46,667 75,000 75,000 75,000	16.72 18.00 24.41 23.37 31.42 42.00 48.99 56.56 66.07	9/22/2009 2/25/2011 1/30/2012 1/29/2013 2/4/2014 9/28/2015 9/27/2016 9/26/2017 9/24/2018	30,000 30,000	(5) (8)	2,022,300 2,022,300
T. G. Granneman VP & Controller	10,281 20,562 20,562 15,421 10,281 6,666 0 0 0	(11) (1) (2) (3) (4) (6) (7) (9) (10)	0 0 0 5,141 10,281 13,334 22,500 22,500 25,000	16.72 18.00 24.41 23.37 31.42 42.00 48.99 56.56 66.07	9/22/2009 2/25/2011 1/30/2012 1/29/2013 2/4/2014 9/28/2015 9/27/2016 9/26/2017 9/24/2018	12,000 12,000	(5) (8)	808,920 808,920
R. R. Koulouris VP & President of Bremner Food Group, Inc., The Carriage House Companies, Inc. and Nutcracker Brands, Inc.	6,000 7,197 7,197 4,626 11,823 7,666 0 0 0	(11) (1) (2) (3) (4) (6) (7) (9) (10)	0 0 0 1,543 11,823 15,334 25,000 25,000 25,000	16.72 18.00 24.41 23.37 31.42 42.00 48.99 56.56 66.07	9/22/2009 2/25/2011 1/30/2012 1/29/2013 2/4/2014 9/28/2015 9/27/2016 9/26/2017 9/24/2018	15,000 15,000	(5) (8)	1,011,150 1,011,150
R. G. Scalise VP & President of Frozen Bakery Products	5,500 0 0 0	(6) (7) (9) (10)	11,000 12,500 25,000 25,000	42.00 48.99 56.56 66.07	9/28/2015 9/28/2016 9/26/2017 9/24/2018	7,500 7,500 15,000	(12) (13) (8)	505,575 505,575 1,011,150
R. D. Wilkinson VP & President of Ralston Foods	5,912 23,646 17,734 11,823 7,666 0 0 0	(1) (2) (3) (4) (6) (7) (9) (10)	0 0 0 11,823 15,334 25,000 25,000 25,000	18.00 24.41 23.37 31.42 42.00 48.99 56.56 66.07	2/25/2011 1/30/2012 1/29/2013 2/4/2014 9/28/2015 9/27/2016 9/26/2017 9/24/2018	15,000 15,000	(5) (8)	1,011,150 1,011,150

(1)	Non-qualified stock options; exercisable at a rate of 25% on February 26, 2004, 2005, 2006 and 2007.

(2)	Non-qualified stock options; exercisable at a rate of 25% on January 31, 2005, 2006, 2007 and 2008.

(3)	Non-qualified stock options; exercisable at a rate of 25% on January 30, 2006, 2007, 2008 and 2009.

(4)	Non-qualified stock options; exercisable at a rate of 25% on February 5, 2007, 2008, 2009 and 2010.

(5)	Restricted stock award; restrictions lapse at a rate of 33 1/3% on September 23, 2011, 2012 and 2013.

(6)	Stock appreciation rights; exercisable at a rate of 33 1/3% on September 29, 2008, 2009 and 2010.

(7)	Stock appreciation rights; exercisable at a rate of 33 1/3% on September 28, 2009, 2010 and 2011.

(8)	Restricted stock award; restrictions lapse at a rate of 33 1/3% on March 30, 2014, 2015 and 2016.

(9)	Stock appreciation rights; exercisable at a rate of 33 1/3% on September 27, 2010, 2011 and 2012.

(10)	Stock appreciation rights; exercisable at a rate of 33 1/3% on September 25, 2011, 2012 and 2013.

(11)	Non-qualified stock options; exercisable at a rate of 25% on September 23, 2002, 2003, 2004 and 2005.

(12)	Restricted stock award; restrictions lapse at a rate of 33 1/3% on June 29, 2012, 2013 and 2014.

(13)	Restricted stock award; restrictions lapse at a rate of 33 1/3% on September 28, 2012, 2013 and 2014.

EXECUTIVE BENEFITS

Retirement Plan

The Ralcorp Retirement Plan may provide pension benefits in the future to the Named Executive Officers. Executive officers (and other eligible employees) become vested after five years of service. In December 2003, the Company froze the level of vested pension benefits for administrative employees, including the Named Executive Officers. Therefore, accruals under the plan have ceased but employees hired before 2003, including the Named Executive Officers will receive benefits upon retiring to the extent accrued prior to December 2003. Normal company retirement is set at age 65 under the plan.

Annual benefits are computed by multiplying the participant’s final average earnings (average of participant’s five highest consecutive annual earnings during ten years prior to retirements or earlier termination) by the product of 1.5% times the participant’s years of service (to a maximum of 40 years) and by subtracting from that amount up to one-half of the participant’s primary social security benefit at retirement (with the actual amount of offset determined by age and years of service at retirement). To the extent an officer’s frozen annual retirement income benefit under the Plan exceeds limits imposed by the Internal Revenue Code, the amount in excess will be payable under the Company’s non-qualified, unfunded, non-contributory Supplemental Retirement Plan. The formula used is the same formula described above. See the Pension Benefits table below for amounts payable to Named Executive Officers upon retirement. Credited service includes service with Ralston Purina Company, the Company’s former parent corporation.

The following table shows the estimated annual retirement benefits that would be payable from the Retirement Plan to salaried employees, including the Named Executive Officers, assuming age 65 retirement and five-year certain payment option. To the extent an employee’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. The table reflects benefits prior to the subtraction of social security benefits as described above. Effective December 31, 2003, the Company froze retirement benefits for administrative employees including corporate officers. Consequently, they no longer accrue defined pension benefits.

PENSION BENEFITS
Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c) (1)	Present Value of Accumulated Benefit ($) (d) (2)	Payments During Last Fiscal Year ($) (e)
K. J. Hunt Co-CEO & President	Ralcorp Holdings, Inc. Retirement Plan	18	335,961	0
	Ralcorp Holdings, Inc. Supplemental Executive Retirement Plan		264,804
D. P. Skarie Co-CEO & President	Ralcorp Holdings, Inc. Retirement Plan	18	495,584	0
	Ralcorp Holdings, Inc. Supplemental Executive Retirement Plan		354,041
T. G. Granneman VP & Controller	Ralcorp Holdings, Inc. Retirement Plan	7	142,903	0
	Ralcorp Holdings, Inc. Supplemental Executive Retirement Plan		15,732
R. R. Koulouris VP & President of Bremner Food Group, Inc., Nutcracker Brands, Inc. and The Carriage House Companies, Inc.	Ralcorp Holdings, Inc. Retirement Plan	24	285,650	0
	Ralcorp Holdings, Inc. Supplemental Executive Retirement Plan		15,154
R. G. Scalise VP & President of Frozen Bakery Products	Not eligible for any Pension Plan	n/a	n/a	n/a
R. D. Wilkinson VP & President of Ralston Foods	Ralcorp Holdings, Inc. Retirement Plan	8	167,421	0
	Ralcorp Holdings, Inc. Supplemental Executive Retirement Plan		83,353

(1)	Number of years of credited service is as of December 2003 and includes the number of years the officer worked at Ralston Purina Company, Ralcorp’s former parent company. In December 2003, the Company froze the level of vested pension benefits for administrative employees, including the Named Executive Officers.

(2)	Present value is determined as described in the section “Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the year ended September 30, 2008.

Non-Qualified Deferred Compensation Table

Ralcorp’s Incentive Stock Plan provides for deferred compensation plans for non-management directors and key employees, as well as an Executive Savings Investment Plan.

Under the Deferred Compensation Plan for Key Employees, eligible employees may elect to defer payment of all or a portion of their bonus until some later date. Deferrals may be made in Ralcorp common stock equivalents (Equity Option) or in cash under a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives (Vanguard Funds). Under this plan, deferrals into the Equity Option are distributed in Ralcorp stock, while deferrals into the Vanguard Funds are distributed in cash.

The Executive Savings Investment Plan allows eligible employees to defer up to 44% of their cash compensation. Once they have reached the legislated maximum annual pre-tax contribution to the Company’s Savings Investment Plan (401(k)) or their compensation exceeds the legislated maximum compensation that can be recognized under that plan, they are eligible to defer an additional 2% to 6% of their cash compensation, a portion of which receives a Company matching contribution that vests at a rate of 25% for each year of Company service. Deferrals may be made in the Equity Option or in the Vanguard Funds. Under this plan, deferrals into the Equity Option are distributed in Ralcorp stock, while deferrals into the Vanguard Funds are distributed in cash.

NON-QUALIFED DEFERRED COMPENSATION
Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d) (3)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
K. J. Hunt Co-CEO & President	55,586	49,200	—	0	1,031,229
D. P. Skarie Co-CEO & President	55,699	49,200	—	0	1,899,202
T. G. Granneman VP & Controller	81,293	8,033	—	0	1,006,914
R. R. Koulouris VP & President of Bremner Food Group, Inc., Nutcracker Brands, Inc. and The Carriage House Companies, Inc.	58,440	13,290	30,131	0	375,972
R. G. Scalise VP & President of Frozen Bakery Products	18,579	14,869	1,969	0	88,300
R. D. Wilkinson VP & President of Ralston Foods	202,208	2,343	—	0	1,255,312

(1)	These amounts reflect deferrals into the Executive Savings Investment Plan (Executive SIP). The amount for Mr. Wilkinson also includes the deferral of 100% of his fiscal 2008 bonus (as detailed in the Summary Compensation Table above) into the Deferred Compensation Plan for Key Employees.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table and reflect Ralcorp matching contributions to the Executive SIP contributions only.

(3)	The earnings on deferrals in the Executive SIP and the Deferred Compensation Plan for fiscal 2008 were negative for the following Named Executive Officers: Mr. Hunt—($150,597); Mr. Skarie—($466,519); Mr. Granneman—($161,128) and Mr. Wilkinson—($27,994).

EXECUTIVE AGREEMENTS

The Company has Management Continuity Agreements with the Named Executive Officers and its other corporate officers. As discussed in the Compensation Discussion and Analysis section of this proxy, these agreements are meant to promote the stability and continuity of senior management in the event of an actual or anticipated change in control.

The agreements provide severance compensation to each corporate officer in the event of the officer’s voluntary or involuntary termination after a change in control of the Company. A change in control occurs upon (i) the acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, of beneficial ownership of (x) 50% or more of the aggregate voting power of the then outstanding shares of Company common stock, other than acquisitions by the Company or any of its subsidiaries or any employee benefit plan of the Company or any entity holding stock for or pursuant to the terms of any such plan, or (y) all, or substantially all, of the assets of the Company or its subsidiaries taken as a whole; or (ii) individuals who would have qualified as continuing directors shall have ceased for any reason to constitute at least a majority of the Board of Directors of the Company. A change in control does not include a transaction pursuant to which a third party acquires one or more businesses of the Company by acquiring all of the Company’s common stock while leaving the Company’s remaining businesses in a separate public company (commonly known as a “Morris Trust” transaction), unless the businesses so acquired constitute all or substantially all of the Company’s businesses.

In the event of a change in control, the compensation provided would be in the form of a lump sum payment equal to the present value of continuing the officer’s salary and bonus for a specified period following the officer’s termination of employment, and the continuation of other executive benefits for the same period. The applicable payment periods are determined as follows:

•

3 years in the event of an involuntary termination of employment (including a constructive termination i.e., resignation after a material demotion, or a deduction in pay) that occurs at any time during the first or second year following the change in control;

•	2 years in the event of an involuntary termination that occurs within 3 years of a change in control;

•	2 years in the event of a voluntary termination that occurs within 6 months of a change in control; and

•	1 year (2 years for a CEO) in the event of any other voluntary termination of employment occurring between 6 months and 2 years following the change in control.

The Named Executive Officer would also be eligible to receive the following severance benefits: (i) continuation during the applicable period of the officer’s participation in each life, health, accident and disability plan in which the officer was entitled to participate immediately prior to the change in control, (ii) payment in lump sum in cash of the present value of the benefits under the Retirement Plan and Supplemental Plan, (iii) payment of any actual costs and expenses of litigation incurred by the officer and (iv) payment of up to $20,000 of costs or expenses incurred for outplacement assistance.

Payments will be delayed for a period of six months in the event the officer is determined to be a “specified employee” for purposes of Section 409A of the Internal Revenue Code. No payments would be made if the officer’s termination is due to death, disability or normal retirement, or is “for cause,” defined as the continued failure by the officer to devote reasonable time and effort to the performance of his duties (other than a failure resulting from his incapacity due to physical or mental illness); or (ii) the officer’s willfully engaging in misconduct which is materially injurious to the Company; or (iii) the officer’s conviction of a felony or a crime involving moral turpitude.

In addition, no payments would continue beyond the officer’s normal retirement date. Ralcorp contracts governing stock options, stock appreciation rights and restricted stock provide that upon a change in control of the Company, any unexercised, unvested, unearned restricted or unpaid shares become 100% vested. The Management Continuity Agreements provide that executives shall be indemnified from any tax under Section 4999 and Section 280G of the Code that is attributable to a parachute payment under the Code and any tax upon the payment of such amounts. In addition, vesting of stock-based incentive compensation awards accelerate upon a change of control and all nonqualified deferred compensation earned by the executive will be subject to payment upon termination.

The agreements also contain provisions relating to non-competition, non-solicitation of the Company’s employees and protection of the Company’s confidential information which become effective once the officer becomes eligible for payments under these agreements.

Potential Payments Upon Termination

The table below sets forth estimates of the amounts to which each Named Executive Officer would be entitled, other than accrued but unpaid base salary and benefits payable under broad based employee benefit plans and programs in the event of the involuntary termination of the officer’s employment due to a change in control occurring on September 30, 2008. We have assumed the maximum applicable payment period of three years.

POTENTIAL PAYMENTS UPON TERMINATION

			Health Benefits (2)			Insurance (3)
Name	Cash (salary and bonus) $(1)	Value of Stock and Long Term Cash Awards ($)(4)	Medical ($)	Dental ($)	Vision ($)	Group Life Insurance ($)	Long Term Disability ($)	Voluntary Personal Accident ($)	Outplacement Assistance ($)	Excise Tax and Gross-Up ($)	Total
K.J. Hunt Co-CEO & President	3,150,000	14,892,799	51,438	2,832	—	12,927	2,130	792	20,000	4,973,000	23,105,918
D.P. Skarie Co-CEO & President	3,150,000	15,866,392	72,684	1,989	—	4,587	2,130	243	20,000	5,160,000	24,278,025
T.G. Granneman VP & Controller	1,200,300	7,488,804	28,029	1,989	—	9,795	2,130	159	20,000	1,985,000	10,736,206
R.R. Koulouris VP & President of The Carriage House Companies, Bremner Food Group Inc. and Nutcracker Brands, Inc.	1,345,500	7,477,897	42,129	2,802	—	9,141	2,130	792	20,000	2,256,000	11,156,391
R.G. Scalise VP & President of Frozen Bakery Products	1,500,000	3,576,565	79,563	3,045	762	4,701	2,130	—	20,000	2,399,000	7,585,766
R.D. Wilkinson VP & President Ralston Foods	1,439,250	7,173,259	34,323	1,989	444	4,587	2,130	390	20,000	2,049,000	10,725,372
(1)	Above amount is base salary and bonus payment for fiscal year 2008.

(2)	Health benefits amounts are company estimated annual costs of providing the benefits over the applicable payment period.

(3)	Disability and insurance payments are calculated over the applicable payment period.

(4)	All stock and option awards and cash based long-term incentive awards were valued at the Ralcorp closing share price on September 30, 2008 ($67.41).

(5)	Calculations to estimate the excise tax due under 280G are complex and reflect a number of assumptions including that a change-in-control occurred on September 30, 2008 at a stock price of $67.41 and that each Named Executive Officer’s employment is involuntarily terminated on that date.

Normal Retirement or Involuntary Termination

In the event a Named Executive Officer retires at or after age 62 (or age 64, depending on the age of the officer on the date of the grant) or is involuntarily terminated (other than for a termination for cause) all stock awards will immediately vest. Stock options and stock appreciation rights will remain exercisable thereafter until the earlier of the following to occur: Three years from the date of normal retirement or involuntary termination; or the expiration of the award under its terms. See the above table for the value of stock and option awards at termination. Upon voluntary termination, involuntary termination or retirement, the Named Executive Officer receives their vested retirement benefits (pension payments, 401(k) balances and deferred compensation balances) described in previous sections.

EQUITY COMPENSATION PLAN INFORMATION

FOR FISCAL YEAR END

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		(b) Weighted Average of Exercise Price of Outstanding Options and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a)
Equity compensation plans approved by security holders	1,798,980	(1)	42.09	2,054,704	(2)
Equity compensation plans not approved by security holders	0		0	0
Total	1,798,980			2,054,704
(1)	The number in this column includes 1,448,836 shares of outstanding non-qualified stock options. Also included in this number is 350,144 shares of common stock that would be issued upon exercise of the 1,862,500 stock appreciation rights awarded in 2005, 2006, 2007 and 2008, based on the Company’s closing stock price on September 30, 2008.

(2)	Of this number, approximately 350,144 shares are reserved for issuance upon the exercise of the 1,862,500 stock appreciation rights awarded in 2005, 2006, 2007 and 2008. In addition, approximately 49,702 shares of this number are reserved for issuance under the Equity Option of the Company’s Deferred Compensation Plan for Key Employees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Item 2 on Proxy Card

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009, and the Board of Directors has directed that management submit the appointment of independent accountants for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has served as Ralcorp’s independent accountants since 1994. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting.

Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors. However, the submission of appointment of PricewaterhouseCoopers LLP to the shareholders for ratification is a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if they determine that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2, RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted previously, the Corporate Governance and Compensation Committee is currently composed of Messrs. Armstrong, Banks, Goodall, Kemper, Liddy, Stiritz and Wenzel. There are no relationships involving the members of the Corporate Governance and Compensation Committee or the executive officers of Ralcorp that are required to be disclosed under Item 402(j) of Regulation S-K.

AUDIT COMMITTEE REPORT

The Board has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards, Rule 10A-3 of the Securities Exchange Act of 1934 and the Company’s Corporate Governance Guidelines. The Audit Committee operates under a written charter, adopted by the entire Board, which is available on the Company’s website at www.ralcorp.com/corporategovernance.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP, the Company’s independent accountants, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Company’s internal auditors, supplemented by Ernst & Young, LLP assists the Audit Committee with its responsibility to monitor and oversee the financial reporting process and internal controls. The Committee discussed with the Company’s internal auditors and independent accountants the overall scopes and plans for their respective audits. The Committee met, at least quarterly, with the internal auditors and independent accountants, with and without management present, and discussed the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2008, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed those financial statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by PCAOB AU Section 380 (Communication with Audit Committees) as modified or supplemented.

The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements for the fiscal year ended September 30, 2008, be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for that year.

D. R. Wenzel—Chairman	D. R. Banks	D. W. Kemper	J. P. Mulcahy
B. G. Armstrong	J. W. Goodall	R. A. Liddy

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the Company’s code of ethics and code of conduct for directors, each director and corporate officer has an obligation not to engage in any transaction that could be deemed a conflict of interest. Our directors may not engage in any transaction that could impact their independence on the Board

The Audit Committee is responsible for approving and ratifying related party transactions. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into the interested transaction. In the event management, in the normal course of reviewing payable records, determines an interested transaction exists which was not approved by the Audit Committee, management will present the transaction to the Audit Committee for consideration.

The Audit Committee has adopted standing pre-approval of certain transactions in which an officer or director may have an interest including (i) transactions involving competitive bids, (ii) certain charitable contributions, and (iii) certain banking related services. The Committee believes these transactions are immaterial to the Company and any director or officer. No director may participate in the approval of an interested transaction for which he or she is a related party. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party.

Mr. Kemper is Chairman, President and Chief Executive Officer of Commerce Bancshares, Inc., which was one of eight banks that participated in the Company’s previous committed credit facility, which was paid off in July 2008, and is currently one of sixteen banks that participate in the Company’s current committed credit facility. Commerce Bancshares’ lending commitment under our current facility in Fiscal 2008 was limited to $9 million out of a total syndicate commitment of $400 million. During the fiscal year, the Company paid approximately $92,000 in interest to Commerce Bancshares, Inc. The Board and the Audit Committee do not believe Mr. Kemper has a material interest in the transactions between the Company and Commerce Bancshares, Inc. These transactions are disclosed on a voluntary basis.

OTHER MATTERS

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP acted as Ralcorp’s independent registered public accounting firm for fiscal year 2008 and has served in that capacity since 1994. The Board, upon the recommendation of the Audit Committee, appointed PricewaterhouseCoopers LLP as independent accountants for the current fiscal year. A representative of that firm will be present at the Annual Meeting, will have an opportunity to make a statement, if they desire, and will be available to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

The following fees were paid for audit services rendered in conjunction with reviewing and auditing the Company’s fiscal years 2007 and 2008 financial statements, and for other services during those fiscal years:

	FY 2007	FY 2008
Audit Fees (1)	$1,059,375	$1,321,250
Audit-Related Fees (2)	$10,500	$295,000
Tax Fees	$0	$0
All Other Fees (3)	$1,500	$1,500

(1)	The “Audit Fees” do not include out of pocket expenses in the amount of $65,000 and $82,000 for fiscal years 2007 and 2008, respectively.

(2)	The “Audit-Related Fees” paid for fiscal year 2008 was comprised of the following: 1. Review of Program Development Policy; 2. Review of Securities and Exchange Commission filings in connection with the Post Acquisition; and 3. Preparation of Comfort Letter related to the $664.5 million debt issuance.

(3)	“All Other Fees” was an amount paid for the use of a proprietary accounting research database.

With regard to the fees listed above, the Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of services other than audit services is compatible with its ability to maintain its independence. Regardless of the size or nature of the other services, if any, to be provided, it is the Audit Committee’s policy and practice to approve any services not under the heading “Audit Fees” before any such other services are undertaken. The audit performed on behalf of the Company was staffed primarily by full-time, permanent employees of PricewaterhouseCoopers LLP.

Proxy Solicitation

Ralcorp has paid certain entities for assistance with preparing this Proxy Statement and the Proxy Card. Ralcorp will also pay for the solicitation of proxies. The Company hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $10,000 plus expenses. Ralcorp will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs, including postage and handling, reasonably incurred by them in sending proxy materials to the beneficial owners of Ralcorp’s common stock. In addition to the standard mail, employees of the Company may make proxy solicitations via telephone or personal contact.

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers and directors of Ralcorp are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Ralcorp common stock with the Securities and Exchange Commission and the New York Stock Exchange. Copies of those reports must also be furnished to Ralcorp.

Based solely on a review of copies of those reports, other documents furnished to Ralcorp and written representations that no other reports were required, Ralcorp believes that all filing requirements applicable to officers and directors have been complied with during the preceding fiscal year.

Shareholder Proposals for 2010 Meeting

Under the Company’s Bylaws, shareholders who desire to nominate a director or present any other business at an Annual Meeting of Shareholders must follow certain procedures. Generally, to be considered at the 2010 Annual Meeting of Shareholders, a shareholder nomination or proposal not to be included in the Proxy Statement and Notice of Meeting must be received by the Company’s Secretary between October 29, 2009, and November 30, 2009. However, if the shareholder desires that the proposal be included in the Company’s Proxy Statement and Notice of Meeting for the 2010 Annual Meeting of Shareholders then it must be received by the Secretary of the Company no later than August 25, 2009 and must also comply in all respects with the rules and regulations of the SEC and the laws of the State of Missouri. A copy of the Bylaws will be furnished to any shareholder without charge upon written request to the Company’s Secretary.

Form 10-K and Other Filings

Upon written request and at no charge, the Company will provide a copy of any of its filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, with financial statements and schedules for its most recent fiscal year. The Company may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents are also available on the Company’s website at www.ralcorp.com, and the SEC’s website at www.sec.gov.

Householding

SEC rules allow delivery of a single annual report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the annual report and proxy statement, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by shareholders, as well as the Company’s expenses. Shareholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such shareholders may receive only one proxy statement and annual report. Shareholders who prefer to receive separate copies of the proxy statement and annual report, either now or in the future, may request to receive separate copies of the proxy statement and annual report by notifying the Company’s Secretary. Shareholders currently sharing an address with another shareholder who wish to have only one proxy statement and annual report delivered to the household in the future should also contact the Company’s Secretary.

Notices, Requests or Communications with Directors

Any notice or request discussed above, or any communication intended for any member or members of the Company’s Board of Directors, should be directed to the Company’s Secretary, Ralcorp Holdings, Inc., PO Box 618, St. Louis, Missouri 63188-0618. The Company’s Secretary will forward the communication to the designated member or members of the Company’s Board of Directors.

We maintain a confidential telephone number and post office box through which you can send concerns regarding accounting matters or business practices. The toll-free number in the U.S. is 1-800-877-7055 or if you prefer, you may write to: Corporate Vice President and Controller, Ralcorp Holdings, Inc., PO Box 618, St. Louis, Missouri 63188-0618.

By Order of the Board of Directors,

Charles G. Huber, Jr.

Secretary

November 26, 2008

APPENDIX A

RALCORP HOLDINGS, INC.

CORPORATE GOVERNANCE GUIDELINES

Adopted December 4, 2003

Amended November 20, 2008

Role of the Board of Directors

The Board of Directors selects and supervises the officers of the Company in the interest and for the benefit of the stockholders. The Board of Directors has delegated to the Co-Chief Executive Officers, together with the other officers of the Company, the authority and responsibility for managing the business of the Company under the direction of the Board. Each director is expected to spend the time and effort necessary to properly discharge the director’s responsibilities.

Composition of the Board of Directors

1.	Size of the Board of Directors

The Board believes that it should generally have no fewer than five and no more than eleven directors. This range permits diversity of experience without hindering effective discussion or diminishing individual accountability. The size of the Board could, however, be increased or decreased if determined to be appropriate by the Board.

2.	Board Membership Criteria

The Board of Directors is responsible for nominating individuals for election to the Board of Directors by the stockholders and for appointing individuals as directors between annual meetings of the stockholders. The Corporate Governance and Compensation Committee identifies, reviews and makes recommendations concerning potential members of the Board of Directors.

The Board should be comprised of individuals who, after taking into account their skills, expertise, integrity, knowledge of the industries in which the Company operates, and other qualities, have the ability to enhance the long-term interest of the shareholders. The Board will evaluate each individual in the context of the entire Board of Directors with the objective of assembling a Board of Directors that can enhance the success of the Company and promote the interests of stockholders. Annually (or more often, if necessary), the Corporate Governance and Compensation Committee reviews the qualifications and backgrounds of the directors and makes recommendation to the Board as to the directors to be nominated for election by the stockholders at the next annual meeting or to be appointed as directors between annual meetings of the stockholders.

3.	Selection of Chairman

The Board of Directors selects a Chairman from among the directors. Presently the Board has determined that the offices of the Chief Executive Officer and the Chairman should not be held by the same person. However, the Board can determine that to enhance the management of the Company, one person should hold the positions of Chief Executive Officer and Chairman.

4.	Term Limits

The Board has not established term limits for directors. The Board believes term limits deprive the Company of the knowledge and expertise developed by directors from extended service on the Board of Directors.

5.	Retirement of Board Members

The policy of the Board of Directors is that it will not nominate any individual for election as a director by the shareholders or appoint any individual as a director if such person is 72 years or older at the commencement of their term unless the person has been nominated and appointed by a unanimous vote of the entire board.

6.	Directors Who Change Their Present Job Responsibility

Directors who retire or significantly change the position they held when they became a member of the Board should not leave the Board of Directors simply because of such a change. However, upon any such event, the Corporate Governance Committee will review the appropriateness of continued service on the Board of Directors by that director.

7.	No Specific Limitation on Other Board Service

Directors are not prohibited from serving on boards and committees of other organizations, and the Board has not adopted any guidelines limiting such activities. Instead, each director is expected to ensure that other commitments do not interfere with the director’s discharge of his or her duties. Directors are expected to inform the Chairman of the Board and the Chairman of the Corporate Governance Committee upon becoming a director of any other public company or becoming a member of the audit committee of any other public company.

8.	Director Orientation and Continuing Education

The Company shall provide new directors with a director orientation program to familiarize such directors with, among other things, the Company’s business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business ethics, corporate governance guidelines, principal officers, internal auditors and independent auditors. The Company encourages and supports continuing director education and shall reimburse directors for reasonable expenses incurred in connection therewith.

9.	Determination of Director Independence

The Board shall be comprised of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission.

Further, a director is deemed to be independent if the Board has determined that the director has no material relationship with the Company.

The Board of Directors has established the following categorical standards in connection with determining the independence of directors:

•	A director will not be considered to be independent if, during the past five years, the Company has employed the director or any of the director’s immediate family (except in a non-officer capacity);

•

A director will not be considered to be independent if, during the past five years, the director has been employed by (or affiliated with) the Company’s present or former independent accountants or any of the director’s immediate family members have been so employed or affiliated (except in a non-partner capacity not involving the Company’s business);

•

A director’s independence will not be considered to be impaired if the director or any immediate family member of the director is employed by (or affiliated with) an entity that loans the Company an amount of money less than 5% of the Company’s total assets;

•

A director will not be considered to be independent if the director is a partner, shareholder, or officer of a company or firm that provides significant consulting, legal, or financial advisory services to the Company. For purposes of this categorical standard, a company or firm will be considered to provide non-significant services if the fees represent less than (i) 2% of the Company’s or firm’s gross revenues for its last full fiscal year and (ii) 2% of the Company’s gross revenues for its last full fiscal year;

•

A director’s independence will not be considered to be impaired if the director or any immediate family member of the director is employed by (or affiliated with) a non-significant supplier or customer of the Company. For the purposes of this categorical standard, a supplier or customer will be considered non-significant if its sales to, or purchases from, the Company represent less than (i) 2% of the gross revenues of the customer or supplier for its last full fiscal year and (ii) 2% of the Company’s gross revenues, for its last full fiscal year;

•

A director’s independence will not be considered to be impaired if the director is an employee, officer, or director of a foundation, university or other non-profit organization to which the Company gives directly, or indirectly through its foundation, no more than $200,000 per annum or 2% of the organization’s gross revenues for its last full fiscal year (whichever is greater); and

•

A director’s independence will not be considered to be impaired if such director is an executive officer of an entity for which another director of the Company serves as a director and member of any board committee of that entity, provided such service does not occur while that other director also serves as an executive officer of the Company.

An individual will be considered to be affiliated with a corporation or other entity, if that individual controls, is controlled by or is under common control with the corporation or other entity. The Board of Directors will determine the independence of any director with a relationship to the Company that is not covered by the above standards.

Board Meetings

1.	Frequency of Meetings

The Board of Directors determines its schedule of board meetings each year. The current schedule is for four regular meetings each year. The Audit Committee has six regularly scheduled meetings. A director is expected to regularly attend (in person or telephonically) meetings of the Board and of the committees on which the director serves, and to review materials distributed in advance of meetings.

2.	Selection of Agenda Items

The Chairman of the Board of Directors establishes the agenda for each meeting. Each member of the Board may suggest additional items for the agenda.

3.	Distribution of Materials

The minutes of the prior Board meeting, an agenda for the forthcoming meeting, and selected Company financial information and agenda item background materials must be distributed to Board members in advance of the meetings.

4.	Access to Management and Advisors

Board members shall have unrestricted access to management of the Company. The Board of Directors shall have the authority to retain independent legal, accounting or other consultants to advise the Board.

5.	Separate Session of Non-Management Directors

The non-management directors of the Company shall meet in regularly scheduled executive sessions without management no fewer than four times a year. The presiding director at these meetings shall be the Chairman or other Board appointed non-management director in the event the Chairman is unavailable.

Director Compensation

The Company believes that the compensation paid to directors should be competitive and should encourage ownership of the Company’s stock by directors. The Corporate Governance and Compensation Committee shall periodically review the compensation paid to directors by the Company and make recommendations to the Board of Directors concerning such compensation.

Employees of the Company serving as directors shall not receive any additional compensation for service on the Board of Directors.

Board Committees

1.	Number and Names of Board Committees

The Board of Directors shall establish committees from time to time to assist it in discharging its obligations. There are currently four standing committees:

Audit Committee

Corporate Governance and Compensation Committee

Executive Committee

Strategy and Financial Oversight Committee

Each committee shall have a written charter, adopted and periodically reviewed by the Board of Directors. The purpose and responsibility of each committee shall be described in its respective charter. After each of its meetings, the committee shall report on the meeting to the Board of Directors.

2.	Independence of Committee Members

The Audit and Corporate Governance and Compensation Committees shall be composed entirely of independent directors. The membership of each committee and the compensation paid to the members of each committee will comply with all applicable laws and regulations and the listing standards of the New York Stock Exchange.

3.	Committee Agendas

The Chairman of each committee, in consultation with appropriate members of management, establishes the agenda for each meeting. Each member of the committee may suggest additional items for the agenda.

4.	Assignment of Committee Members

The Chairman of the Board, after consideration of the advice, experience and expertise of individual directors and in consultation with the Chairman of the Corporate Governance and Compensation Committee, recommends to the Board of Directors the assignment of directors to the committees of the Board of Directors, including the chairmen of the committees.

The Board of Directors does not mandate rotation of committee assignments or chairmen. The Board of Directors believes that the knowledge and expertise developed by directors through extended service on a committee outweigh the benefits obtained through mandatory rotation.

Planning

1.	Management Succession

The Board of Directors plans for the succession to the position of co-Chief Executive Officers. To assist the Board of Directors, the co-Chief Executive Officers annually provide to the Board an assessment of the Company’s executive officers and their potential to succeed him or her. The co-Chief Executive Officers must also provide to the Board of Directors an assessment of persons considered potential successors to the other executive officers. In addition, the co-Chief Executive Officers must prepare a short-term succession plan providing for temporary delegation of authority in the event either co-Chief Executive Officer become unexpectedly unable to perform his or her duties.

2.	Performance

Annually, the Corporate Governance and Compensation Committee shall evaluate the performance of the Board of Directors and each committee thereof. The Corporate Governance and Compensation Committee shall discuss the results of their evaluations with the Board of Directors. Annually the Corporate Governance and Compensation Committee in connection with salary and wage determinations will evaluate officer performance.

Annually the Corporate Governance and Compensation Committee reviews the Corporate Governance Guidelines and recommends such changes to the Board of Directors as it determines to be necessary or appropriate.

Annual Meeting Admission Ticket C123456789
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 27, 2009.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.
Vote by telephone

•        Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•        Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Item No. 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - David R. Banks	☐	☐	02 - Jack W. Goodall	☐	☐	03 - Joe R. Micheletto	☐	☐

04 - David P. Skarie	☐	☐

	For	Against	Abstain

2. Ratification of PricewaterhouseCoopers LLP as Ralcorp Holdings Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2009.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Annual Report Mark here to discontinue Annual Report mailing for this account (for multiple account holders only).	☐	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section MUST be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appear(s) hereon. Joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please provide your FULL title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	C 1234567890 J N T 1 U P X 0 1 9 9 0 2 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

<STOCK#>                     00Z3DC

IMPORTANT

PLEASE VOTE YOUR PROXY CARD TODAY!

YOUR PROMPT RESPONSE WILL SAVE THE EXPENSE OF ADDITIONAL MAILINGS.

IF YOU REQUIRE SPECIAL ARRANGEMENTS TO PARTICIPATE AT THIS MEETING,

PLEASE CONTACT THE COMPANY’S SHAREHOLDER SERVICES DEPARTMENT AT (314) 877-7046 PRIOR TO THE MEETING.

FOR PRE-REGISTRATION, PLEASE SIGN BELOW.

PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM.

RALCORP HOLDINGS, INC.

2009 ANNUAL MEETING OF SHAREHOLDERS

BANK OF AMERICA PLAZA

800 MARKET ST., 26TH FLOOR,

ST. LOUIS, MISSOURI

TUESDAY, JANUARY 27, 2009, AT 8:30 A.M.

SIGNATURE

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY/VOTING INSTRUCTION CARD — RALCORP HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RALCORP HOLDINGS, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 27, 2009 AT 8:30 A.M.

BANK OF AMERICA PLAZA, 800 MARKET ST., 26TH FLOOR, ST. LOUIS, MISSOURI

The undersigned appoints K. J. Hunt, D. P. Skarie and C. G. Huber, Jr., and each of them, lawful attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Ralcorp Holdings, Inc., to be held on January 27, 2009 and at any adjournment or postponement thereof, and to vote in accordance with the instructions on the reverse side, shares of Common Stock of the Company which the undersigned is entitled to vote.

Trustee’s Authorization. The undersigned also authorizes Vanguard Fiduciary Trust Company to vote any shares of Common Stock of the Company credited to the undersigned’s account under the Ralcorp Holdings, Inc. Savings Investment Plan at the Annual Meeting of Shareholders in accordance with the instructions on the reverse side.

THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE SIDE AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE “FOR” ALL NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” ITEM NO. 2.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

IMPORTANT-PLEASE SIGN AND DATE ON BACK OF CARD.

RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;

NO POSTAGE NECESSARY.

(Continued and to be dated and signed on reverse side.)